Exhibit 10.09(a)
AMENDMENT NO.1
TO
CUSTOMER AGREEMENT
      WHEREAS, MORGAN STANLEY SPECTRUM CURRENCY L.P., a Delaware limited partnership (the "Customer"), and MORGAN STANLEY
DW INC., a Delaware corporation
("Morgan Stanley DW"), have agreed to amend the
Customer Agreement, dated as of the 30th
day of June 2000 (the "Customer Agreement"), by
 and between the Customer and Morgan
Stanley DW, to amend the address of the Customer
 and the address of Morgan Stanley DW.
      WHEREAS, all provisions contained in
the Customer Agreement remain in full force and
effect and are modified only to the extent necessary
to provide for the amendments set forth
below.
      NOW, THEREFORE, the parties hereto hereby amend the Customer Agreement as follows:
1.	The address of the Customer referred to in Section 13 is hereby changed to:
Morgan Stanley Spectrum Currency L.P.
c/o Demeter Management Corporation
330 Madison Avenue, 8th Floor
New York, New York 10017
Attn:	Jeffrey A. Rothman
	President
2.	The address of Morgan Stanley DW referred to in Section 13 is hereby changed to:
Morgan Stanley DW Inc.
330 Madison Avenue, 8th Floor
New York, New York 10017
Attn:	Jeffrey A. Rothman
	Managing Director
3.	The foregoing amendments shall take effect as of the 1st day of July 2005.

      IN WITNESS WHEREOF, this Amendment to the Customer Agreement has been executed for and on behalf of the undersigned as of the 1st day of July 2005.

MORGAN STANLEY SPECTRUM CURRENCY L.P.

By:	  Demeter Management Corporation,
	  General Partner

By:	/s/  Jeffrey A. Rothman
	Name:  Jeffrey A. Rothman
	Title:  President

MORGAN STANLEY DW INC.

By:	/s/  Jeffrey A. Rothman
	Name:  Jeffrey A. Rothman
	Title:  Managing Director
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